Exhibit 99.1

NEWS RELEASE

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 8, 2019 — Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual Meeting of Shareholders today. On a vote by ballot during the regular business proceedings at the Meeting, shareholders approved the election of all 11 nominated directors proposed by management as listed in the Proxy Statement dated March 4, 2019. The candidacy of Michael Phelps was withdrawn due to his passing on April 20, 2019. The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Withheld
	#	%	#	%
Pamela L. Carter	989,827,674	93.80	65,417,105	6.20
Marcel R. Coutu	927,127,374	87.86	128,117,406	12.14
Susan M. Cunningham	1,019,121,651	96.58	36,123,029	3.42
Gregory L. Ebel	934,784,290	88.58	120,460,460	11.42
J. Herb England	1,021,936,848	96.84	33,307,932	3.16
Charles W. Fischer	1,042,684,312	98.81	12,560,467	1.19
V. Maureen Kempston Darkes	1,017,852,119	96.46	37,392,657	3.54
Teresa S. Madden	1,044,466,466	98.98	10,778,312	1.02
Al Monaco	1,043,169,386	98.86	12,075,395	1.14
Dan C. Tutcher	1,039,987,266	98.55	15,257,513	1.45
Catherine L. Williams	1,013,397,232	96.03	41,847,550	3.97

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers in excess of 3 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 18% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Jesse Semko	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com